EXHIBIT 5.1

Tel Aviv | August 24, 2017

magicJack VocalTec Ltd.
12 Haomanut Street, 2nd Floor
Poleg Industrial Zone
Netanya, Israel 42504

Re: Registration Statement on Form S-8
Dear Sirs:

We have acted as Israeli counsel for magicJack VocalTec Ltd., a company organized under the laws of the State of Israel (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") for the purpose of registering 3,350,000 ordinary shares of the Company, no par value (the "Ordinary Shares"), issuable under the magicJack VocalTec Ltd. 2013 Stock Incentive Plan and the magicJack VocalTec Ltd. 2013 Israeli Stock Incentive Plan, as amended (each, a "Plan", and collectively, the "Plans"). The Ordinary Shares referred to above are referred to herein as the "Shares."

In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate, we have assumed the truth of all facts communicated to us by the Company, we have assumed that all consents, minutes and protocols of meetings of the Company's board of directors and shareholders meetings of the Company which have been provided to us are true, accurate and have been properly prepared in accordance with the Company's incorporation documents and all applicable laws, and we have also assumed the compliance of any grant of Shares with the Company's compensation policy, as in effect from time to time.

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the applicable grant or option agreement and governing Plan (including payment of the applicable option exercise price in the case of options), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

The above opinion is based on facts existing on the date hereof and of which we are aware. We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours, /s/ Yigal Arnon & Co. Yigal Arnon & Co.